150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170469378-47
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 11/02/2017 4:13 PM
	Entity Number E0320092011-3

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

The Alkaline Water Company Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series D Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

the second sentence of Section 1.1 of the Certificate is amended as follows:

5,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series D Preferred Stock" with the following rights, qualifications, preferences, limitations and terms.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X /s/ Richard A. Wright

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.